As filed with the Securities and Exchange Commission on December 20, 2012

Registration No. 333-56591

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement

No. 333-56591

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

WILLIAMS CONTROLS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1099587
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14100 SW 72nd Avenue

Portland, Oregon 97224

(Address of principal executive offices) (Zip Code)

1993 Stock Option Plan

and

1995 Stock Option Plan for Non-Employee Directors

and

Options Granted Pursuant to a Consulting Agreement

(Full title of the plan)

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

(800) 677-3394

(Name, address and telephone number of agent for service)

Copy to:

Brian C. Miner

James J. Barnes

Reed Smith LLP

2500 One Liberty Place

1650 Market Street

Philadelphia, PA 19103-7301

(215) 851-8400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 No. 333-56591 (the “Registration Statement”) registering: (i) 3,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), of Williams Controls, Inc., a Delaware corporation (the “Company”), reserved for issuance under the 1993 Stock Option Plan; (ii) 200,000 shares of Common Stock reserved for issuance under the 1995 Stock Option Plan for Non-Employee Directors; and (iii) 150,000 options to purchase shares of Common Stock granted pursuant to the terms of a written consulting agreement.

On October 31, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Curtiss-Wright Controls, Inc., a Delaware corporation (“Parent”), Columbia Acquisition Sub, Inc. a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”). On December 14, 2012, pursuant to the Merger Agreement, Purchaser was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly-owned subsidiary of Parent. At the effective time of the Merger, each share of Common Stock of the Company issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by Parent, Purchaser, or the Company, or any direct or indirect wholly-owned subsidiary of Parent, Purchaser or the Company, and shares of Common Stock held by stockholders who are entitled to and properly exercise appraisal rights under Delaware law) was automatically converted into the right to receive an amount in cash, without interest thereon and less any required withholding taxes, equal to $15.42 per share.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration all securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on December 20, 2012.

WILLIAMS CONTROLS, INC.

By:	/s/ Mark S. Koenen
Name:	Mark S. Koenen
Title:	General Manager

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated:

Date:

/s/ Mark S. Koenen	December 20, 2012
Mark S. Koenen
General Manager (Principal Executive Officer)

/s/ Michael Rusk	December 20, 2012
Michael Rusk
Principal Financial Officer and Principal Accounting Officer

/s/ Tom Quinly	December 20, 2012
Tom Quinly Director

/s/ John Watts	December 20, 2012
John Watts Director

/s/ Robert H. Shaw	December 20, 2012
Robert H. Shaw Director

/s/ Allan Symonds	December 20, 2012
Allan Symonds Director